RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT is entered into as of this 4th day of March, 2014 by and among Nano Labs Corp., a Colorado corporation (the "Company") and Dr. Victor Castano ("Castano").

RECITALS:

WHEREAS the Company and Castano had entered into that certain asset purchase agreement dated October 10, 2012 (the "Asset Purchase Agreement"), pursuant to which Castano sold, assigned and transferred to the Company all rights and assets related to Castano's Nano Coatings Technology (the "Nano Coating Technology") including options on Castano´s publications, but not limited to: (i) all plans, specifications, drawings, concepts, designs, engineering studies and reports, test results, models, manufacturing processes and flowcharts; (ii) all raw materials, supplies, work in progress, finished product and lists of suppliers; (iii) all software programs and software codes relating thereto and all copies and tangible embodiments of the software programs and software code (in source and object code form) together with all documentation related to such programs and code; (iv) all intellectual property rights including all intellectual property, patent applications, patents, trademarks, tradenames, copyrights, and the exclusive right for us to hold ourselves out to be the successor to the Nano Coatings Technology;(v) all licenses to the Nano Coatings Technology and properties of third parties (including licenses with respect to intellectual property rights owned by third parties); (vi) claims, royalty rights, deposits, and rights and claims to refunds; (vii) all Internet domain names and registrations held by Castano that relate to the Nano Coatings Technology; (viii) all franchises, permits, licenses, agreements, waivers and authorizations from, issued or granted by any governmental authority; and (ix) copies of marketing and sales information, including pricing and customer lists;

WHEREAS in consideration thereof and in accordance with the terms and provisions of the Asset Purchase Agreement, the Company issued an aggregate 101,000,000 shares of our restricted common stock to Dr. Castano;

WHEREAS Castano and the Company agreed the Castano resigned and/or revocation accepted effective March 4, 2014 as the Chief Scientific and Technological Officer and a member of the Board of Directors of the Company;

WHEREAS the Board of Directors of the Company has determined that consummation of the Asset Purchase Agreement is not in the best interests of the Company or its shareholders in light of certain difficulties pertaining to the intellectual property, testing and the production of the Nano Coating Technology and other products provided by Castano using his Nano Technology, thus the Company has determined that the Asset Purchase Agreement should be rescinded (the "Rescission") and that all right, title and interest in and to the Nano Coating Technology and products publications are returned to Castano;

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WHEREAS the Company and Castano have settled their differences regarding the Rescission and the Company and Castano agree that it is desirable to rescind and set aside the Asset Purchase Agreement, which includes the return by Castano to the Company of the aggregate 101,000,000 shares of common stock and the resulting cancellation and return to treasury of the 101,000,000 shares of common stock;

WHEREAS the Company and Castano wish to set forth their agreement relating to the Rescission and this Rescission Agreement;

WHEREAS the Board of Directors of the Company have approved the execution of this Rescission Agreement;

NOW THEREFORE, in consideration of the aforesaid recitals and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. The Company and Castano agree to hereby rescind, cancel and set aside the Asset Purchase Agreement, including the terms and provisions regarding the issuance of the 101,000,000 shares of restricted common stock by the Company to Castano in exchange for the transfer to Castano of all right, title and interest in and to the Nano Coating Technology.

2. Castano agrees to return to the Company share certificate that he owns that evidencing the 101,000,000 shares of restricted common stock of the Company.

3. The Company agrees that all right, title and interest in and to the Nano Coating Technology are transferred at this moment by this document to and in the name of Dr. Victor Castano.

4. The Company represents and acknowledges that the execution and delivery by the Company of this Rescission Agreement is within the power of the Company, has been duly authorized by all necessary corporate action on behalf of the Company and does not: (i) require the consent of any other person or party; (ii) contravene or conflict with any provision of applicable law or the certificate of incorporation or other corporate agreement of the Company; or (iii) contravene or conflict with or result in a default under any other instrument or contract to which the Company is a party.

5. Castano represents and acknowledges that the execution and delivery by Castano of this Rescission Agreement is within the power of Castano, and does not: (i) require the consent of any other person or party; (ii) contravene or conflict with any

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provision of applicable law; or (iii) contravene or conflict with or result in a default under any other instrument or contract to which Castano is a party.

6. Both parties agree that Dr. Victor Castano to resign as the Chief Scientific and Technological Officer and a member of the Board of Directors of the Company effective as of March 4, 2014.

7. Both parties agree to release the other party and forever discharge the other party from any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which one party now has or may have hereafter, directly or indirectly, individually or in any capacity against the other party, its successors and assigns, as well as its future directors, officers, and present stockholders, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Rescission Agreement, relating to the aforesaid Asset Purchase Agreement and Rescission.

8. From and at all times after the date of this Rescission Agreement, both parties shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the other party and each future director, officer, employee, attorney, agent and affiliate of the other party (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorney's fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action, or proceeding (including any inquiry or investigation) by any person relating to the Rescission Agreement, whether threatened or initiated, whether or not any such Indemnified Party is a party to any such action or proceeding, suit or the target of any such inquiry or investigation.

9. This Rescission Agreement shall be effective as of the date first above written and shall be binding upon and insure to the benefit of the parties hereto and their respective successors.

Nano Labs Corp.

Date: March 4, 2014 By:________________________

President/Chief Executive Officer

Date: March 4, 2014 ________________________

Dr. Victor Castano